Exhibit 99.1

Except as otherwise indicated or required by the context, references in this report to “we,” “our,” “our company,” “us,” “COMSYS” or “the Company” refer to the combined business of COMSYS IT Partners, Inc. and its subsidiaries. Except as otherwise specified, references to “Old COMSYS” are to COMSYS Holding, Inc., its subsidiaries and their respective predecessors prior to its merger with VTP, Inc., a wholly owned subsidiary of Venturi Partners, Inc., on September 30, 2004, which we refer to as the merger. In connection with the merger, Venturi Partners, Inc. changed its name to “COMSYS IT Partners, Inc.” Since former Old COMSYS stockholders owned a majority of our common stock upon consummation of the merger, Old COMSYS is deemed the acquirer of Venturi for accounting and financial reporting purposes. References to “Venturi” are to Venturi Partners, Inc., its subsidiaries and their respective predecessors prior to the merger, excluding those subsidiaries relating to Venturi’s commercial staffing business which were sold on September 30, 2004.

Summary Historical Consolidated and Pro Forma Condensed Combined Financial Data

Set forth below is our summary historical consolidated and pro forma condensed combined financial data for the periods presented. The summary historical consolidated statement of operations data for the fiscal years ended December 31, 2002 and 2003 and January 2, 2005 and the summary historical consolidated balance sheet data at December 31, 2002 and 2003 and January 2, 2005 are derived from our audited consolidated financial statements and notes thereto, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary historical consolidated statement of operations data for the six months ended July 3, 2005 and June 30, 2004 and the summary historical consolidated balance sheet data at June 30, 2004 and July 3, 2005 are derived from our unaudited consolidated financial statements. The interim information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods.

For accounting purposes, the merger of Old COMSYS with Venturi consummated on September 30, 2004 was treated as a reverse merger in which Old COMSYS was deemed to be the acquirer. The summary historical consolidated financial data for all periods prior to the merger on September 30, 2004 reflect the historical results of Old COMSYS. The summary historical consolidated financial data for the periods subsequent to September 30, 2004, including the fiscal year ended January 2, 2005, reflect financial results of COMSYS after giving effect to the merger and include Venturi’s results of operations from the effective date of the merger. In light of the merger of Old COMSYS and Venturi, the historical data presented below may not be indicative of future results.

The summary pro forma condensed combined financial data for the fiscal year ended January 2, 2005 are derived from the unaudited pro forma condensed combined financial data for such period included elsewhere in this report and give effect to (i) the merger of Old COMSYS and Venturi, (ii) the sale of Venturi’s commercial staffing business and (iii) the related financing transactions, as if these transactions occurred on January 1, 2004. The summary pro forma, as adjusted, condensed combined financial data for the twelve months ended July 3, 2005 are derived from the unaudited pro forma, as adjusted, condensed combined financial data for such period included elsewhere in this report and give effect to the merger-related transactions described above, as well as (i) the consummation of the offering of our senior unsecured notes due 2013 (the “Notes”) and the application of the estimated net proceeds from the offering and (ii) the closing of our new senior secured revolving credit facility and estimated initial borrowings thereunder of $0.7 million, as if these transactions had occurred on July 1, 2004. The summary pro forma condensed combined financial data for the fiscal year ended January 2, 2005 and the summary pro forma, as adjusted, condensed combined financial data for the twelve months ended July 3, 2005 are based on certain assumptions and adjustments and do not purport to reflect what our actual results of operations would have been had such transactions in fact occurred at the beginning of the periods presented, nor are they necessarily indicative of the results of operations that we may achieve in the future.

The following summary historical consolidated and pro forma condensed combined financial data should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Data for the Fiscal Year Ended January 2, 2005” and “Unaudited Pro Forma, As Adjusted, Condensed Combined Financial Data for the Twelve Months Ended July 3, 2005” included elsewhere in this report, the “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as previously disclosed in our filings with the Securities and Exchange Commission or SEC, and our historical consolidated financial statements and related notes.

	Fiscal Year Ended December 31,		Fiscal Year Ended January 2, 2005 (1)	Pro Forma Fiscal Year Ended January 2, 2005	Six Months Ended		Pro Forma As Adjusted Twelve Months Ended July 3, 2005
	2002 (1)	2003 (1)			June 30, 2004 (1)	July 3, 2005 (1)
	(in thousands, except headcount data)
Consolidated Statements of Operations Data:
Revenues	$386,947	$332,850	$437,013	$639,387	$179,396	$327,138	$651,972
Cost of services	292,266	251,501	331,474	487,131	136,931	252,013	497,258

Gross profit	94,681	81,349	105,539	152,256	42,465	75,125	154,714
Selling, general and administrative expenses	69,858	63,881	79,378	121,490	31,402	55,647	117,817
Restructuring and integration costs (2)	875	854	10,322	12,870	—	3,852	16,722
Registration statement fees and expenses (3)	—	—	—	—	—	950	950
Stock based compensation (4)	—	—	6,998	6,715	—	876	6,835
Goodwill impairment loss (5)	11,200	—	—	—	—	—	—
Depreciation and amortization	14,580	15,870	14,564	18,129	7,936	4,986	12,779

Operating income (loss)	(1,832)	744	(5,723)	(6,948)	3,127	8,814	(389)
Interest expense and other expenses, net (6)	14,634	37,234	51,848	16,162	30,846	8,291	17,228
Loss on early extinguishment of debt (7)	—	—	2,986	2,986	—	—	8,385
Income tax expense (benefit)	—	760	(5,402)	(5,402)	—	—	(5,555)
Cumulative effect of accounting change: goodwill impairment (5)	(141,500)	—	—	—	—	—	—

Net income (loss)	$(157,966)	$(37,250)	$(55,155)	$(20,694)	$(27,719)	$523	$(20,447)

Other Financial Data:
Ending billable headcount	2,781	2,867	4,888		2,933	4,609
Adjusted EBITDA (8)	$24,823	$17,468	$26,161	$41,427	$11,063	$19,478	$41,825
Capital expenditures	$4,382	$2,758	$2,131		$1,248	$3,914

	As of December 31,		As of January 2, 2005 (1)	As of		As Adjusted As of July 3, 2005 (9)
	2002 (1)	2003 (1)		June 30, 2004 (1)	July 3, 2005 (1)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$14,248	$—	$—	$—	$—	$—
Working capital (10)	29,485	(3,378)	24,087	(2,755)	29,941	29,941
Total assets	183,953	168,119	321,501	163,229	335,715	337,016	(11)
Total debt, including current maturities	141,353	111,706	140,123	112,183	143,045	150,700	(12)
Mandatorily redeemable preferred stock, redeemable common stock and warrant liability (6)	315,509	360,721	23,314	382,387	24,999	24,999
Stockholders’ equity (deficit) (6)	(318,986)	(373,180)	36,025	(400,861)	37,966	32,567	(13)

	Pro Forma As Adjusted Twelve Months Ended July 3, 2005
	(in thousands, except ratios)
Other Pro Forma Financial Statistics:
Cash interest expense (14)	$15,532
Ratio of total debt to pro forma Adjusted EBITDA	3.60	x
Ratio of pro forma Adjusted EBITDA to cash interest expense	2.69	x

(1)	Financial results for the fiscal years ended December 31, 2002 and 2003 and the six months ended June 30, 2004 include only the historical results of Old COMSYS. Financial results for the six months ended July 3, 2005 include the consolidated operations of Old COMSYS and Venturi. For the fiscal year ended January 2, 2005, the historical financial results for the period prior to September 30, 2004 reflect the historical results of Old COMSYS and the historical financial results for the period subsequent to September 30, 2004 reflect the consolidated operations of Old COMSYS and Venturi. Following the merger, we adopted the fiscal accounting periods of Venturi. As a result, our fiscal year ends on the Sunday closest to December 31 and our first three fiscal quarters are each equal to 13 calendar weeks (ending on a Sunday). Prior to the merger, Old COMSYS’ fiscal quarters were consistent with calendar quarters and its fiscal year-end was December 31.

(2)	Restructuring and integration costs for 2002 and 2003 relate to severance payments in connection with Old COMSYS’ expense reduction plan. Costs for fiscal year 2004, the first six months of fiscal year 2005 and the twelve months ended July 3, 2005 relate to the merger and include costs for certain duplicate staff employee positions, abandoned leasehold costs, severance costs, services provided by third parties to integrate back office systems and write-offs for obsolete internal information systems. The pro forma, as adjusted, restructuring and integration costs for the twelve months ended July 3, 2005 also include transaction costs incurred by Venturi directly attributable to the merger, consisting primarily of investment banking, legal, accounting and other professional fees.

(3)	Registration statement fees and expenses represent costs of approximately $950,000 incurred in connection with our proposed public offering of our common stock and the related registration statement filed with the SEC, which we withdrew during the second quarter of 2005 due to market conditions.

(4)	In connection with the merger, all of the outstanding shares of Old COMSYS Class D redeemable preferred stock, which were issued under the Old COMSYS 2004 Management Incentive Plan, were exchanged for 1.4 million shares of Venturi common stock. Of such shares, 468,615 were vested at the closing of the merger, resulting in the recognition of $5.3 million of stock based compensation expense. On January 1, 2005, 156,205 additional shares vested, resulting in the recognition of an additional $1.7 million in stock based compensation expense in fiscal 2004. Accrued stock based compensation expense recognized in the six month period ending July 3, 2005 relates to 156,205 shares that will vest on January 1, 2006. Refer to the notes to our audited historical consolidated financial statements and our unaudited historical consolidated financial statements for additional information.

(5)	Effective January 1, 2002, Old COMSYS adopted SFAS No. 142 and, as a result of its initial impairment test, incurred a goodwill impairment loss that was recorded as the cumulative effect of a change in accounting principle. Additionally, Old COMSYS ceased recording amortization of goodwill as required by SFAS No. 142. Effective October 1, 2002, the date of its first annual impairment test, Old COMSYS recorded an additional goodwill impairment charge that was recorded as an operating loss.

(6)	Effective July 1, 2003, Old COMSYS adopted SFAS No. 150, which resulted in the reclassification of Old COMSYS’ mandatorily redeemable preferred stock and accrued dividends of $337.7 million and $1.4 million of common stock to noncurrent liabilities. Stockholder notes receivable for the purchase of redeemable securities were reclassified out of equity and recorded as noncurrent assets. Additionally, Old COMSYS reclassified $3.7 million of unamortized issuance cost associated with the mandatorily redeemable preferred stock to other assets. Old COMSYS also began to recognize dividends declared and the amortization of the deferred issuance costs associated with the mandatorily redeemable preferred stock as interest expense. Dividends on preferred stock issued by Old COMSYS were paid in additional shares of preferred stock, rather than in cash. Refer to the notes to our audited historical consolidated financial statements for additional information.

(7)	Loss on early extinguishment of debt for the fiscal year 2004 relates to the write-off of deferred financing costs in connection with our refinancing of certain of our debt in August 2004 and in September 2004. This amount also includes a prepayment penalty of $1.1 million that we incurred in connection with the repayment of certain senior subordinated notes. Refer to the notes to our audited historical consolidated financial statements for additional information. The pro forma, as adjusted, loss on early extinguishment of debt for the twelve months ended July 3, 2005 also includes the write-off of deferred financing costs of $4.7 million relating to our existing senior credit facility and second lien term loan and the redemption premium of $0.7 million relating to the second lien term loan.

(8)	We define “Adjusted EBITDA” as net income or loss plus interest expense, income taxes, depreciation and amortization, goodwill impairment, cumulative effect of change in accounting principle, loss on early extinguishment of debt, stock based compensation expense, certain merger-related restructuring and integration costs and registration statement fees and expenses, and, for our pro forma and pro forma, as adjusted, financial information, certain selling, general and administrative cost savings generated in connection with the merger and the collection of an account receivable previously written off. Adjusted EBITDA is a measure used by management to evaluate the company’s operating performance. We present Adjusted EBITDA because we consider this financial indicator an important supplemental measure of our performance and believe it will enhance investors’ overall understanding of our financial performance by excluding certain expenses, gains and losses that may not be indicative of our core operating results. However, Adjusted EBITDA does not represent net income or net cash provided by operating, investing or financing activities as defined by GAAP or similar measures in our debt covenants. Accordingly, Adjusted EBITDA should not be construed as an alternative to net income, net cash provided by operating, investing or financing activities or other measures as determined in accordance with GAAP as an indication of our operating performance or as a measure of our liquidity. Moreover, Adjusted EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs, including debt service. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table reconciles net income (loss) to Adjusted EBITDA:

	Fiscal Year Ended December 31,		Fiscal Year Ended January 2, 2005	Pro Forma Fiscal Year Ended January 2, 2005	Six Months Ended		Pro Forma As Adjusted Twelve Months Ended July 3, 2005
	2002	2003			June 30, 2004	July 3, 2005
	(in thousands)
Net income (loss)	$(157,966)	$(37,250)	$(55,155)	$(20,694)	$(27,719)	$523	$(20,447)
Interest expense and other expenses, net	14,634	37,234	51,848	16,162	30,846	8,291	17,228
Income tax expense	—	760	(5,402)	(5,402)	—	—	(5,555)
Depreciation and amortization	14,580	15,870	14,564	18,129	7,936	4,986	12,779
Restructuring and integration costs	875	854	10,322	12,870	—	3,852	16,722
Registration statement fees and expenses	—	—	—	—	—	950	950
Stock based compensation expense	—	—	6,998	6,715	—	876	6,835
Goodwill impairment loss	11,200	—	—	—	—	—	—
Loss on early extinguishment of debt	—	—	2,986	2,986	—	—	8,385
Cumulative effect of change in accounting principle — goodwill	141,500	—	—	—	—	—	—
Selling, general and administrative costs savings related to the merger	—	—	—	12,436	—	—	4,928
Collection of account receivable previously written off	—	—	—	(1,775)	—	—	—

Adjusted EBITDA	$24,823	$17,468	$26,161	$41,427	$11,063	$19,478	$41,825

The selling, general and administrative cost savings related to the merger are comprised of:

	Fiscal Year Ended January 2, 2005	Twelve Months Ended July 3, 2005 (a)
	(in thousands)
Salary and burden expenses related to terminated employees (b)	$6,513	$2,003
Abandonment of leaseholds (c)	1,961	654
Net reduction in costs related to the closure of the Venturi corporate headquarters office and related administrative functions (d)	2,697	1,006
Elimination of certain incentive payments (e)	1,265	1,265

	$12,436	$4,928

(a)	The selling, general and administrative cost savings during the twelve months ended July 3, 2005 reflect only the cost savings relating to the period prior to the merger on September 30, 2004. To the extent that costs relating to the categories set forth above were incurred after the merger, such costs were recorded as restructuring and integration costs or charged against reserves recorded at the time of the merger. See further information at Note 2 above.

(b)	Following the merger, we eliminated duplicate field operating and administrative positions, resulting in the termination of approximately 170 employees. This represents the salaries and wages of the terminated employees plus the estimated cost of benefits for such employees for the period prior to the merger.

(c)	Following the merger, we consolidated 17 duplicative branch offices. This represents the lease payments and other leasehold costs associated with these duplicative offices for the period prior to the merger.

(d)

Following the merger, we closed Venturi’s corporate headquarters. This represents the costs saved in connection with the closure of Venturi’s corporate headquarters, offset by the incremental increase in costs related to the addition of corporate office personnel for Old COMSYS and increased transaction processing infrastructure as a result of the merger. The cost savings associated with the closure of Venturi’s corporate headquarters include (i) the salaries and wages of the terminated corporate personnel plus the estimated costs of benefits for such personnel for the period prior to the merger and (ii) the lease payments and other leasehold costs for the lease for the corporate headquarters for the period prior to the merger.

The incremental cost of additional corporate personnel for Old COMSYS includes the salary and wages and estimated costs of benefits for such personnel.

(e)	Prior to the merger, incentive payments were made to certain Old COMSYS management in connection with the refinancing in August 2004 of Old COMSYS’ senior credit facility.

(9)	The as adjusted balance sheet data as of July 3, 2005 are derived from our unaudited historical consolidated financial statements, adjusted to give effect to (i) the consummation of the offering of the Notes and the application of the estimated net proceeds from the offering to repay outstanding indebtedness and (ii) the closing of our new senior secured revolving credit facility and estimated initial borrowings of $0.7 million thereunder.

(10)	Working capital equals current assets less current liabilities, excluding current maturities of long-term debt. By including current maturities of long-term debt in the calculation of working capital, working capital (deficit) as of December 31, 2002 and 2003 and January 2, 2005 was $21.0 million, $(50.3) million and $16.6 million, respectively, and as of June 30, 2004 and July 3, 2005 was $(50.1) million and $22.4 million, respectively. The deficits as of December 31, 2003 and June 30, 2004 were primarily due to the classification as current of all of the indebtedness under our senior credit facility, which was due in September 2004.

(11)	The balance of historical total assets as of July 3, 2005 is adjusted to reflect the capitalization of costs of approximately $6.0 million related to the offering of the Notes and the write-off of $4.7 million of refinancing costs related to our existing senior credit facility and second lien term loan.

(12)	The as adjusted total debt as of July 3, 2005 consists of (i) the Notes in the amount of $150.0 million and (ii) initial borrowings under our new senior secured revolving credit facility in the amount of $0.7 million.

(13)	The balance of historical stockholders’ equity as of July 3, 2005 is adjusted to reflect the write-off of $4.7 million of refinancing costs related to our existing senior credit facility and second lien term loan and the payment of a redemption premium of $0.7 million on the second lien term loan.

(14)	Pro forma, as adjusted, interest expense, including amortization of deferred financing costs of $0.75 million, for the twelve months ended July 3, 2005 is $16.3 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

FOR THE FISCAL YEAR ENDED JANUARY 2, 2005

The following unaudited pro forma condensed combined financial data are based on the historical consolidated financial statements of COMSYS and Venturi as described below and give pro forma effect to (i) the merger of Old COMSYS and Venturi, which occurred on September 30, 2004, (ii) the sale of Venturi’s commercial staffing business, which also occurred on September 30, 2004 and (iii) the financing arrangements relating to the merger, as if all such transactions had occurred on January 1, 2004. Since former Old COMSYS stockholders owned a majority of our common stock upon consummation of the merger, Old COMSYS is deemed the acquirer of Venturi for accounting and financial reporting purposes.

This unaudited pro forma condensed combined financial data should be read in conjunction with the “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” previously disclosed in our filings with the SEC, the “Unaudited Pro Forma, As Adjusted, Condensed Combined Financial Data for the Twelve Months Ended July 3, 2005” included elsewhere in this report and our historical consolidated financial statements and related notes. The pro forma adjustments reflecting the consummation of the merger and the related transactions are based on available financial information and the estimates and assumptions described in the notes to this unaudited pro forma condensed combined financial data. The unaudited pro forma condensed combined financial data reflects our best estimates; however, the actual results of operations may have differed significantly from the pro forma amounts reflected in this report due to various factors, including, without limitation, access to additional information and changes in value. Further, the pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses. Accordingly, the following information is not necessarily indicative of the operating results or results of operations that might have occurred had such transactions been completed on January 1, 2004, nor do they purport to indicate the operating results of the combined businesses or results of operations of the combined businesses for any future periods.

	Historical Consolidated Venturi Nine Months Ended September 26, 2004	Commercial Staffing Business Pro Forma Adjustments (1)	Adjusted Consolidated Venturi Nine Months Ended September 26 2004	Historical Consolidated COMSYS Year Ended January 2, 2005 (2)(3)	Pro Forma Adjustments		Pro Forma Condensed Combined Year Ended January 2, 2005
	(in thousands)
Revenues from services	$403,374	$(201,000)	$202,374	$437,013	$—		$639,387
Cost of services	318,179	(162,522)	155,657	331,474	—		487,131

Gross profit	85,195	(38,478)	46,717	105,539	—		152,256

Operating costs and expenses:
Selling, general and administrative expenses	73,217	(31,105)	42,112	79,378	—		121,490
Restructuring and rationalization charges (4)	3,396	(848)	2,548	10,322	—		12,870
Goodwill impairment	41,700	(41,700)	—	—	—		—
Stock based compensation	(304)	21	(283)	6,998 (5)	—		6,715
Depreciation and amortization	3,081	(477)	2,604	14,564	961	(6)	18,129

	121,090	(74,109)	46,981	111,262	961		159,204

Income (loss) from operations	(35,895)	35,631	(264)	(5,723)	(961)		(6,948)
Interest (income) expense, net	876	(1,319)	(443)	50,823	(35,243	)(7)	15,137
Loss on early extinguishment of debt	—	—	—	2,986	—		2,986
Other (income) expense, net	—	—	—	1,025	—		1,025

Income (loss) before income taxes	(36,771)	36,950	179	(60,557)	34,282		(26,096)
Income tax expense (benefit)	(422)	1,245	823	(5,402)	(823	)(8)	(5,402)

Net income (loss)	$(36,349)	$35,705	$(644)	$(55,155)	$35,105		$(20,694)

(1)	These pro forma adjustments reflect the sale of Venturi’s commercial staffing business on September 30, 2004. The pro forma adjustments to the unaudited condensed combined statements of continuing operations for the nine months ended September 26, 2004 reflect the estimated reduction in revenues from services, cost of services and expenses that would have occurred had the divestiture occurred at January 1, 2004. The pro forma adjustments for revenues from services and cost of services are based on actual amounts recorded by Venturi’s commercial staffing business in the period. The pro forma adjustments related to other operating expenses and interest expense are also based primarily on actual expenses directly recorded by Venturi’s commercial staffing business. The pro forma income tax adjustment primarily relates to deferred tax liabilities associated with assets of the commercial staffing business.

(2)	The merger was accounted for as a purchase, with Old COMSYS designated as the acquiring company. Accordingly, the operating results of Venturi for the fourth quarter of 2004 have been consolidated with those of Old COMSYS since the merger date.

(3)	Historically, Old COMSYS’ fiscal year ended on December 31, while Venturi’s fiscal year ended on the Sunday closest to December 31. In connection with the merger, we adopted Venturi’s fiscal year-end. Accordingly, our fiscal year-end for 2004 was January 2, 2005.

(4)	Restructuring and integration costs for fiscal year 2004 relate to the merger and include costs for certain duplicate staff employee positions, abandoned leasehold costs, severance costs, services provided by third parties to integrate back office systems and write-offs for obsolete internal information systems, as well as costs incurred by Venturi directly attributable to the merger, including investment banking, legal, accounting and other professional fees.

(5)	In connection with the merger, all the outstanding shares of Old COMSYS Class D redeemable preferred stock, which were issued under the Old COMSYS 2004 Management Incentive Plan, were exchanged for 1.4 million shares of Venturi common stock. Of such shares, 468,615 were vested at the closing of the merger, resulting in the recognition of $5.3 million of stock based compensation expense. On January 1, 2005, 156,205 additional shares vested, resulting in the recognition of an additional $1.7 million in stock based compensation expense in fiscal 2004. Refer to the notes to our audited historical consolidated financial statements for additional information.

(6)	Identifiable intangibles related to the merger included customer lists valued at $6.4 million. The estimated useful life of these assets is five years. This adjustment increases amortization expense to reflect a full year’s amortization of the customer base intangible asset acquired in the merger.

(7)	The components of the pro forma changes to historical interest expense as a result of the capital and debt changes are as follows:

Nine Months Ended September 26, 2004
(in thousands)
Elimination of historical interest expense	$(46,305)
Pro forma interest expense:
Second lien term loan	4,989
Dividends on mandatorily redeemable preferred stock	2,526
Senior revolver	2,013
Amortization of deferred financing costs	868
Senior term loan	564
Commitment fees	102

Net changes to historical interest expense	$(35,243)

Based on outstanding debt under our variable interest rate facilities as of January 2, 2005, an increase of 100 basis points in the variable interest rate would increase interest expense by $1.4 million for the fiscal year ended January 2, 2005.

(8)	Adjustment to eliminate tax expense related to historical Venturi as taxable income was assumed to be absorbed by operating losses in the merged entity resulting in no tax provision in the merged entity except for the tax refund received by Old COMSYS. There is no tax effect to the pro forma adjustment as a valuation allowance has been recorded against the full amount of all deferred tax assets.

UNAUDITED PRO FORMA, AS ADJUSTED, CONDENSED COMBINED FINANCIAL DATA

FOR THE TWELVE MONTHS ENDED JULY 3, 2005

The following unaudited pro forma, as adjusted, condensed combined financial data are based on the historical consolidated financial statements of COMSYS and Venturi as described below and give pro forma effect to (i) the merger of Old COMSYS and Venturi, which occurred on September 30, 2004, (ii) the sale of Venturi’s commercial staffing business, which also occurred on September 30, 2004, (iii) the financing arrangements relating to the merger, (iv) the consummation of the offering of the Notes and the application of the estimated net proceeds therefrom and (v) the closing of our new senior secured revolving credit facility and estimated initial borrowings of $0.7 million thereunder, as if all such transactions had occurred on July 1, 2004. Since former Old COMSYS stockholders owned a majority of our common stock upon consummation of the merger, Old COMSYS is deemed the acquirer of Venturi for accounting and financial reporting purposes.

This unaudited pro forma, as adjusted, condensed combined financial data for the twelve months ended July 3, 2005 should be read in conjunction with the “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” previously disclosed in our filings with the SEC, the “Unaudited Pro Forma Condensed Combined Financial Data for the Fiscal Year Ended January 2, 2005” included elsewhere in this report and our historical consolidated financial statements and related notes. The pro forma adjustments reflecting the consummation of the merger and the related transactions, the consummation of the offering of the Notes and the application of the proceeds therefrom and the closing of our new senior secured revolving credit facility and the initial borrowings thereunder are based on available financial information and the estimates and assumptions described in the notes to this unaudited pro forma, as adjusted, condensed combined financial data. The unaudited pro forma, as adjusted, condensed combined financial data reflects our best estimates; however, the actual results of operations may have differed significantly from the pro forma, as adjusted, amounts reflected in this report due to various factors, including, without limitation, access to additional information and changes in value. Further, the pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses. Accordingly, the following information is not necessarily indicative of the operating results or results of operations that might have occurred had such transactions been completed on July 1, 2004, nor do they purport to indicate the operating results of the combined businesses or results of operations of the combined businesses for any future periods.

	Venturi			COMSYS Historical Consolidated (2)					Pro Forma Combined (Without Offering and Refinancing) Twelve Months Ended July 3, 2005	Pro Forma Adjustments to Reflect Offering and Refinancing		Pro Forma As Adjusted Combined Twelve Months Ended July 3, 2005
	Historical Consolidated Three Months Ended September 26, 2004	Staffing Services Pro Forma Adjustments (1)	Adjusted Consolidated Three Months Ended September 26, 2004	Three Months Ended September 30, 2004	Three Months Ended January 2, 2005	Six Months Ended July 3, 2005	Pro Forma Adjustments to Reflect Merger and Related Transactions
	(in thousands)
Revenues from services	$137,624	$(70,407)	$67,217	$94,831	$162,786	$327,138	$—		$651,972	$—		$651,972
Cost of services	107,357	(56,655)	50,702	71,960	122,583	252,013	—		497,258	—		497,258

Gross profit	30,267	(13,752)	16,515	22,871	40,203	75,125	—		154,714	—		154,714

Operating costs and expenses
Selling, general and administrative expenses	24,739	(10,545)	14,194	18,826	29,150	55,647	—		117,817	—		117,817
Restructuring & rationalization charges	3,396	(848)	2,548	—	10,322	3,852	—		16,722	—		16,722
Stock based compensation	(1,128)	89	(1,039)	5,269	1,729	876	—		6,835	—		6,835
Depreciation and amortization	974	(129)	845	3,941	2,687	4,986	320	(3)	12,779	—		12,779
Registration statement fees and expenses	—	—	—	—	—	950	—		950	—		950

	27,981	(11,433)	16,548	28,036	43,888	66,311	320		155,103	—		155,103

Income (loss) from operations	2,286	(2,319)	(33)	(5,165)	(3,685)	8,814	(320)		(389)	—		(389)
Interest (income) expense, net	385	(482)	(97)	15,898	4,076	8,374	(12,113	)(4)	16,138	145	(5)	16,283

Loss (gain) on early extinguishment of debt	—	—	—	2,986	—	—	—		2,986	5,399	(6)	8,385
Other (income) expense, net	—	—	—	984	44	(83)	—		945	—		945

Income (loss) before income taxes	1,901	(1,837)	64	(25,033)	(7,805)	523	11,793		(20,458)	(5,544)		(26,002)
Income tax expense (benefit)	466	(619)	(153)	(5,329)	(73)	—	—		(5,555)	—		(5,555)

Income (loss) from continuing operations	$1,435	$(1,218)	$217	$(19,704)	$(7,732)	$523	$11,793		$(14,903)	$(5,544)		$(20,447)

(1)	These pro forma adjustments reflect the sale of Venturi’s commercial staffing business on September 30, 2004. The pro forma adjustments to the unaudited condensed combined statements of continuing operations for the three months ended September 26, 2004 reflect the estimated reduction in revenues from services, cost of services and expenses that would have occurred had the divestiture occurred at July 1, 2004. The pro forma adjustments for revenues from services and cost of services are based on actual amounts recorded by Venturi’s commercial staffing business in the period. The pro forma adjustments related to other operating expenses and interest expense are also based primarily on actual expenses directly recorded by Venturi’s commercial staffing business. The pro forma income tax adjustment primarily relates to deferred tax liabilities associated with assets of the commercial staffing business.

(2)	The merger was accounted for as a purchase, with Old COMSYS designated as the acquiring company. Accordingly, the operating results of Venturi for the fourth quarter of fiscal 2004 and the first six months of fiscal 2005 have been consolidated with those of Old COMSYS since the merger date.

(3)	Identifiable intangibles related to the merger included customer lists valued at $6.4 million. The estimated useful life of these assets is five years. This adjustment increases amortization expense to reflect amortization of the customer base intangible asset acquired in the merger for the twelve-month period.

(4)	The components of the pro forma changes to historical interest expense recorded during the three months ended September 30, 2004 as a result of the capital and debt changes that occurred on September 30, 2004 are as follows:

Three Months Ended September 30, 2004
(in thousands)
Elimination of historical interest expense	$(15,801)
Pro forma interest expense:
Second lien term loan	1,663
Dividends on mandatorily redeemable preferred stock	842
Senior revolver	671
Amortization of deferred financing costs	290
Senior term loan	188
Commitment fees	34

Net changes to historical interest expense	$(12,113)

(5)	The components of the pro forma changes to combined pro forma, as adjusted, interest expense for the twelve months ended July 3, 2005 to give effect to the offering of the Notes, the application of the proceeds therefrom, the closing of our new senior secured revolving credit facility and the estimated initial borrowings of $0.7 million thereunder, as if such transactions occurred on July 1, 2004, are as follows:

Twelve Months Ended July 3, 2005
(in thousands)
Elimination of combined pro forma interest expense	$(15,150)
Elimination of combined pro forma amortization of deferred financing costs	(987)
Pro forma, as adjusted, interest expense:
Senior unsecured notes	15,000
Senior revolver	35
Commitment fees	497
Deferred financing costs	750

Net changes to combined pro forma, as adjusted, interest expense	$145

An increase or decrease in the interest rate on the Notes of 100 basis points will result in a change in the pro forma, as adjusted, interest expense of $1.5 million.

(6)	In connection with the offering of the Notes and our new senior secured revolving credit facility, we will write off deferred financing costs of $4.7 million relating to our existing senior credit facility and second lien term loan. We will also incur a redemption premium of $0.7 million in connection with the repayment of our second lien term loan.